Exhibit 2.9



                              AMENDMENT NO. 1 TO
                         AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is dated as of April 23, 1998, by and among HIGHWOODS PROPERTIES, INC., a Maryland corporation ("Highwoods"), JACKSON ACQUISITION CORP., a Maryland corporation ("Sub"), and J.C. NICHOLS COMPANY, a Missouri corporation ("JCN"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger dated as of December 22, 1997 and entered into among Highwoods, Sub, and JCN (the "Agreement").

     WHEREAS, the Parties wish to amend the Agreement, which contemplates the merger of JCN with and into Sub (the "Merger"), in order to provide to JCN shareholders greater certainty in determining the amount and form of consideration to be received in the Merger; and

     WHEREAS, Highwoods wishes to waive a condition to its obligation to consummate the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby agree as follows:


                                   SECTION I
                            AMENDMENT TO ARTICLE 3

     Section 1.1 Conversion of Shares. Section 3.1 (c) is hereby amended in its entirety to read as follows:

      (c) Subject to the right granted in Section 3.2, each share of JCN Common Stock (including any associated JCN Rights, but excluding shares held by any JCN Entity or any Highwoods Entity and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.5) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into a fixed number of shares of Highwoods Common Stock. The number of shares of Highwoods Common Stock to be issued for each share of JCN Common Stock (the "Per Share Stock Consideration") shall be determined by reference to a ratio (the "Exchange Ratio") that shall be equal to the greater of: (i) 1.84, or (ii) the quotient of $65 divided by the average of the daily average high and low sale price for shares of Highwoods Common Stock on the NYSE for each of the twenty (20) days immediately preceding the Effective Time; provided, however, that at no time shall the Exchange Ratio exceed 2.03. Pursuant to the Highwoods Rights Agreement, each share of Highwoods Common Stock issued in connection with the Merger upon conversion of JCN Common Stock shall be accompanied by a Highwoods Right.


   Section 1.2 Cash Election. Section 3.2 is hereby amended in its entirety to read as follows:

         3.2 Cash Election. Holders of JCN Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving Highwoods Common Stock in the Merger, in accordance with the election procedures set forth below in this Section 3.2. Holders who are to receive cash in lieu of exchanging their shares of JCN Common Stock for Highwoods Common Stock as specified below shall receive $65 per share of JCN Common Stock in cash (the "Per Share Cash Consideration"). The amount determined by multiplying $65 by the number of Dissenting Shares shall be defined herein as the "Dissenting Share Amount." The aggregate Per Share Cash Consideration to be paid in the Merger, plus the Dissenting Share Amount, shall be limited to 40% of the aggregate consideration paid in exchange for shares of JCN Common Stock and shall be defined herein as the "Cash Amount."

         A form for use by JCN shareholders to elect to receive cash and other appropriate and customary transmittal material (which shall specify that delivery shall be effected only upon


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      proper delivery of the certificates theretofore representing JCN Common
      Stock ("Old Certificates") to an exchange agent designated by Highwoods (the "Exchange Agent")) in such form as Highwoods and JCN shall mutually agree ("Election Form") shall be mailed concurrently with the mailing of the Proxy Statement required by Section 8.1 hereof, or on such other date as Highwoods and JCN shall mutually agree ("Mailing Date") to each holder of record of JCN Common Stock on the record date ("Record Date") for the JCN shareholders entitled to vote at the shareholders meeting to approve the Merger as required by Section 8.1 (the "JCN Shareholders Meeting").

         Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of JCN Common Stock to elect to receive cash with respect to all or a portion of such holder's JCN Common Stock.

         Any shares of JCN Common Stock with respect to which the holder (or the beneficial owner, as the case may be) elects to receive cash and does not dissent shall be referred to herein as the "Cash Election Shares." Any shares of JCN Common Stock with respect to which the holder (or the beneficial owner, as the case may be) either does not submit an Election Form or does not elect to receive cash and does not dissent, shall be collectively referred to herein as "Stock Election Shares."

         Any of the elections set forth in the foregoing paragraph shall have been properly made only if the Exchange Agent shall have actually received an effective, properly completed Election Form on or before 5:00 p.m. on the fifth business day prior to the date of the JCN Shareholders Meeting (or such other time and date as Highwoods and JCN may mutually agree, including as a result of any adjournment or postponement of the JCN Shareholders Meeting) (the "Election Deadline") which is not revoked or changed prior to the Election Deadline. Any Election Form may be revoked or changed by the person submitting a subsequent Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of JCN Common Stock represented by such Election Form shall become Stock Election Shares unless the Exchange Agent shall have actually received an effective, properly completed Election Form prior to the Election Deadline and such Election Form is not revoked or changed prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. The Exchange Agent shall promptly notify JCN of any defect in an Election Form other than an immaterial defect disregarded in good faith by the Exchange Agent. Subject to the foregoing sentence, neither Highwoods nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         Within three business days after the Election Deadline, Highwoods shall cause the Exchange Agent to effect the allocation among the holders of JCN Common Stock in accordance with the Election Forms; provided, however, if the amount of cash that would be issued upon the conversion of the Cash Election Shares is greater than the amount by which the Cash Amount exceeds the Dissenting Share Amount (the "Maximum Cash Election Amount"), then the Exchange Agent shall convert a sufficient number of Cash Election Shares (other than Dissenting Shares) into the right to receive the Per Share Stock Consideration, which Cash Election Shares shall be selected pro rata from among all of the holders thereof, based upon the aggregate number of Cash Election Shares held by each of such holders, such that the amount of cash that will be issued in the Merger to satisfy the non-converted Cash Election Shares equals as closely as practicable the Maximum Cash Election Amount.

         Highwoods shall, at least two business days prior to the date of the JCN Shareholders Meeting, communicate to JCN the aggregate allocation of stock and cash, the amount of stock and cash going to each of JCN's shareholders, and the method in which such amounts were calculated.


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                                  SECTION II
                            AMENDMENT TO ARTICLE 9

     Section 2.1 Waiver by Highwoods of Certain Obligations. The introductory paragraph to Section 9.1 of the Agreement is hereby amended in its entirety to read as follows:

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the conditions set forth below in this Section 9.1. JCN may waive, pursuant to Section 11.6, one or more of the following conditions. Highwoods hereby irrevocably waives and agrees to waive immediately prior to Closing, pursuant to Section 11.6, all of the conditions set forth in Section 9.1(b) (except for the filing of the Articles of Merger as contemplated by Section 1.1) and the condition set forth in Section 9.1(c) that JCN obtain from Principal Mutual Insurance Company the Consent to the Merger referred to in Section 9.1 of the JCN Disclosure Memorandum.


                                  SECTION III
                            AMENDMENT TO ARTICLE 10

     Section 3.1 Waiver by Highwoods of Certain Termination Rights. Section 10.1(d)(i) is hereby amended in its entirety to read as follows:

              (i) Highwoods shall, after using its best efforts, have been unable to satisfy the condition to closing set forth in either
          Section 9.1(e) or (f), to the extent required for consummation of the Merger and the other transactions contemplated hereby, or


                                  SECTION IV
                           AMENDMENT TO ARTICLE 11.1

   Section 4.1 Definitions.

              (a) Section 11.1(a) is hereby amended by adding the phrase, "as such Section has been amended by Amendment No. 1 to this Agreement" to the end of the definition of "Per Share Stock Consideration".

              (b) Section 11.1(b) is hereby amended by adding the phrase "as amended by Amendment No. 1 to this Agreement" after the end of each of the definitions of "Cash Election Shares" and "Maximum Cash Election Amount".


                                   SECTION V
                              GENERAL PROVISIONS

     Section 5.1 Entire Agreement. Except as otherwise expressly provided herein, this Amendment (including the Agreement and the documents and instruments referred to therein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and in the Agreement and supersedes all other arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement referred to in Section 8.6(b) of the Agreement and any correspondence from any Party waiving any rights or obligations or consenting to any actions taken by or on behalf of another party).

     Section 5.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     Section 5.3 Captions, Articles and Sections. The captions contained in this Amendment are for reference purposes only and are not part of this Amendment. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Amendment.


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     Section 5.4 References to the Agreement. From and after the execution of this Amendment, all references in the Agreement to "this Agreement," "hereof," "herein" and similar terms shall mean and refer to the Agreement as amended by this Amendment, and all references in other documents to the Agreement shall mean the Agreement as amended by this Amendment. This Amendment shall not be modified, supplemented or terminated in any manner whatsoever except by written instrument signed by the party against which such modification, supplement or termination is sought to be enforced.

     Section 5.5 Ratification and Confirmation. The Agreement is hereby ratified and confirmed and, except as herein amended, remains in full force and effect.

     Section 5.6 Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Missouri, without regard to any applicable conflicts of Laws.


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     IN WITNESS WHEREOF, Highwoods, Sub, and JCN have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.


                                            HIGHWOODS PROPERTIES, INC.


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------



                                            JACKSON ACQUISITION CORP.


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------



                                            J.C. NICHOLS COMPANY



                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------



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